Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Announces Notice of Allowance of a U.S. Patent Application for the

Method of Treating Tourette’s Disorder with GABA-Aminotransferase Inactivators

Patent Claims Treatment of Tourette’s Disorder with the Entire Class of GABA-AT Inactivators, including CPP-115 and Vigabatrin

CORAL GABLES, FL, October 13, 2015 – Catalyst Pharmaceuticals Inc. (Nasdaq: CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced that the United States Patent and Trademark Office (USPTO) has issued a Notice of Allowance for U.S. Patent Application Serial Number 14/340,749. The patent claims a method of treating Tourette’s Disorder using the entire class of GABA-aminotransferase inactivators, including CPP-115 and vigabatrin (marketed in the U.S. by Lundbeck as Sabril®).

A Notice of Allowance is issued after the U.S. Patent and Trademark Office (USPTO) determines that the prosecution of the merits of a patent has been completed. The patent can then be granted from an application upon payment of the issue fee. Catalyst expects the patent to issue in the next few months. Once issued, the patent would be expected to expire no earlier than its twenty-year term in January 2033. The expiration of this patent could also be extended by up to 5 years under the patent term restoration act, depending on the review and approval of a new drug application for a drug claimed in this patent and upon the indication approved for that drug. The Notice of Allowance and the allowed claims for this application are posted on the USPTO public PAIR website.

Catalyst is the exclusive licensee from Northwestern University for U.S. patent number 6,794,413 covering the composition of matter for CPP-115. Catalyst is also developing a generic version of vigabatrin tablets that could be used in a 505(b)(2) application for a new indication of Tourette’s Disorder for vigabatrin by Catalyst or a development partner.

Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst, commented, “A strong intellectual property estate has always been a fundamental objective of the company and we are pleased by the Notice of Allowance for this patent application, which further enhances Catalyst’s intellectual property around our CPP-115 drug candidate.”

About Tourette’s Disorder

Tourette’s Disorder (TD) occurs in all ethnic groups; males are affected three to four times more often than females. The Centers for Disease Control and Prevention (CDC) reported in 2009 TD prevalence estimates from a national, telephone-based survey in which they asked parents if their children had received a diagnosis of the disorder. The trial found that three of every 1,000 children have TD, but it is thought that this underestimates the true occurrence of the disorder. The prevalence of TD in adults is expected to be significantly less than in children as tic symptoms generally abate in later adolescence or early adulthood.

Tourette’s Disorder (TD) is a neurodevelopmental disorder characterized by multiple tics, which are repetitive, non-rhythmic involuntary movements and vocalizations that persist for more than one year. Onset occurs in most children by about age five to six years. Some of the more common simple motor tics include eye blinking, facial grimacing, shoulder shrugging, and head or neck jerking. Common simple vocal tics, include grunting, throat clearing, coughing and squeaking. Among the most dramatic and disabling complex tics are those that result in self-harm, such as punching or poking oneself, or complex vocal tics such as coprolalia (uttering swear words) or echolalia (repeating the words or phrases of others). Many patients with TD experience additional neurobehavioral problems including inattention, hyperactivity and impulsivity, and obsessive-compulsive symptoms such as intrusive thoughts/worries and repetitive rituals.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), infantile spasms, and Tourette’s Disorder. Catalyst’s lead candidate, Firdapse® for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) and orphan drug designation for LEMS and CMS. Firdapse is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette’s Disorder. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission. In addition, Catalyst is developing a generic equivalent of Sabril (vigabatrin).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse will expedite the development and review of Firdapse by the FDA or the likelihood that the product will be found to be safe and effective, what clinical trials and studies will be required before Catalyst can submit an NDA for Firdapse for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether an NDA for Firdapse will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether, if an NDA for Firdapse is accepted for filing, such NDA will be given a priority review by the FDA, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette’s Disorder or any other indications, whether Catalyst can successfully design and complete a bioequivalence study of its version of vigabatrin compared to Sabril that is acceptable to the FDA, whether any such bioequivalence study the design of which is acceptable to the FDA will be successful, whether any ANDA that Catalyst files for a generic version of Sabril will be accepted for filing, whether any

ANDA for Sabril accepted for filing by the FDA will be approved (and the timing of any such approval), whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2014 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com
Media Contacts David Schull Matt Middleman, M.D. Russo Partners (212) 845-4271 (212) 845-4272 david.schull@russopartnersllc.com matt.middleman@russopartnersllc.com

# # #